Item 7
 BlackRock Fund Advisors
 BlackRock Asset Management Ireland Limited
 BlackRock Institutional Trust Company, National Association
 BlackRock Investment Management, LLC



*Entity beneficially owns 5% or greater of the outstanding shares of the security class being reported on this
Schedule 13G.